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                                                                EXHIBIT 5.5




                          DEBENTURE PURCHASE AGREEMENT

          DEBENTURE PURCHASE AGREEMENT dated July 26, 1996, between MCN Corporation, a Michigan corporation (the "Issuer"), and MCN Financing I, a statutory business trust formed under the laws of the State of Delaware (the "Trust").

          WHEREAS the Trust desires to purchase from the Issuer, and the Issuer desires to sell to the Trust, certain of the Issuer's securities.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. The Trust hereby offers to purchase and the Issuer hereby accepts such offer and agrees to issue and sell to the Trust the entire $82,474,250 aggregate principal amount of the Issuer's 8 5/8% Junior Subordinated Debentures (the "Debentures") issued pursuant to an indenture dated as of September, 1994, between the Issuer and NBD Bank (as supplemented by a First Supplemental Indenture, dated April 17, 1996, as so supplemented, the "Base Indenture"), as Indenture Trustee, as supplemented by a Second Supplemental Indenture, dated as of July 24, 1996 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture") in consideration of
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the payment to it on or before the date hereof of $82,474,250.

          2. The Issuer represents and warrants that the Debentures have been duly authorized and executed by the Issuer, and when duly authenticated and delivered to the Trust, will constitute the legal, valid and binding obligations of the Issuer entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to en- forceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).







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          IN WITNESS WHEREOF, the parties hereto have caused this Debenture
Purchase Agreement to be duly executed as of the date hereof.



                                                    MCN CORPORATION



                                                    By: /s/ Sebastian Coppola
                                                       ------------------------
                                                    Name:   Sebastian Coppola
                                                    Title:  Vice President and
                                                            Treasurer


                                                    MCN FINANCING I


                                                    By: /s/ Daniel L. Schiffer
                                                       ------------------------
                                                    Name:   Daniel L. Schiffer
                                                    Title:  Regular Trustee